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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  SCHEDULE 13G
                              (Section 240.13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                          (Amendment No. ___________)1



                             EnPro Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    29355X107
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                February 6, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

| |      Rule 13d-1(b)
|X|      Rule 13d-1(c)
| |      Rule 13d-1(d)


--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 Pages

                                       13G
====================
 CUSIP No. 29355X107
====================

------------====================================================================
     1      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            OZ Management, L.L.C.
------------====================================================================
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]

                                                                   (b) [ X ]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
---------------------------------===============================================
      NUMBER OF            5     SOLE VOTING POWER

       SHARES                    1,058,532
                      -----------===============================================
    BENEFICIALLY           6     SHARED VOTING POWER

      OWNED BY                   -0-
                      -----------===============================================
        EACH               7     SOLE DISPOSITIVE POWER

      REPORTING                  1,058,532
                      -----------===============================================
     PERSON WITH           8     SHARED DISPOSITIVE POWER

                                 -0-
---------------------------------===============================================
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,058,532
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.2 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            OO/IA
------------====================================================================


                               Page 2 of 6 Pages

                                       13G
====================
 CUSIP No. 29355X107
====================

------------====================================================================
     1      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Daniel S. Och
------------====================================================================
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]

                                                                   (b) [ X ]
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
---------------------------------===============================================
      NUMBER OF            5     SOLE VOTING POWER

        SHARES                   1,058,532
                      -----------===============================================
     BENEFICIALLY          6     SHARED VOTING POWER

       OWNED BY                  -0-
                      -----------===============================================
         EACH              7     SOLE DISPOSITIVE POWER

      REPORTING                  1,058,532
                      -----------===============================================
     PERSON WITH           8     SHARED DISPOSITIVE POWER

                                 -0-
---------------------------------===============================================
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,058,532
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.2 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                               Page 3 of 6 Pages

Item 1.  Issuer
------   ------

            (a)   Name of Issuer:
                  --------------

                  EnPro Industries, Inc. (the "Company")

            (b)   Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  5605 Carnegie Boulevard, Suite 500, Charlotte, NC 28209

Item 2.  Identity And Background
------   -----------------------

         Item 2(a)  Name of Persons Filing:
         ---------------------------------

                  OZ Management, L.L.C., a Delaware limited liability company ("OZ"), and Daniel S. Och.

         Item 2(b)  Address Of Principal Business Office:
         -----------------------------------------------

                  The address of the principal business office of OZ is 9 West 57th Street, 39th Floor, New York, New York, 10019.

         Item 2(c)  Citizenship:
         ----------------------

                  OZ is a Delaware limited liability company.

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         -----------------------------------------------------------------

                  This statement relates to Shares of common stock, par value $0.01 per share (the "Shares") of the Company. The CUSIP number of the Shares is 29355X107.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
         ---------------------------------------------------------------
         240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         -----------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c),
         -----------------------------------------------------------
         Check This Box. [X]
         --------------

Item 4.  Ownership
------   ---------

                  See cover page for the Reporting Persons.

                  OZ serves as principal investment manager to a number of discretionary accounts and investment entities with respect to which it has voting and dispositive authority over the Securities reported in this Schedule 13G. Mr. Daniel S. Och is the senior managing member of OZ. As such, he may be deemed to control such entity and therefore be the beneficial owner of the securities in this Schedule 13G.


                               Page 4 of 6 Pages

Item 5.  Ownership Of Five Percent Or Less Of A Class
------   --------------------------------------------

                  Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
------   ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
------   -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
------   ---------------------------------------------------------

                  Not Applicable.

Item 9.  Notice Of Dissolution Of Group
------   ------------------------------

                  Not Applicable.

Item 10. Certification
-------  -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 5 of 6 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2003


                              /s/ Daniel S. Och
                             ----------------------------------------
                             OZ MANAGEMENT, L.L.C.
                             By Daniel S. Och
                             Senior Managing Member



                              /s/ Daniel S. Och
                             ----------------------------------------
                             Daniel S. Och






                               Page 6 of 6 Pages